Exhibit 10.24

Execution Version June 23, 2025 VIA EMAIL Capstone Green Energy LLC 16640 Stagg Street Van Nuys, CA 91406 Attention: John Juric, Chief Financial Officer Email: JJuric@CGRNenergy.com With a copy to: Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693 Attention: Mark D. Wood, Esq. and Jaime T. Willis, Esq. Email: mark.wood@katten.com and jaime.willis@katten.com Ladies and Gentlemen: Reference is made to that certain Note Purchase Agreement, dated as of December 7, 2023, by and among Capstone Green Energy LLC as Company, Capstone Green Energy Holdings, Inc. and Capstone Turbine Financial Services, LLC, as Guarantors, the various Purchasers party thereto from time to time and Goldman Sachs Specialty Lending Group, L.P., as Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement;” capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement). The Company has requested that the Purchaser delay the commencement of the increase of the average Consolidated Liquidity required to be maintained under Section 6.8(b)(iii) of the Note Purchase Agreement from June 30, 2025 to July 31, 2025. Capstone Distributor Support Services Corporation being the sole Purchaser of Notes under the Note Purchase Agreement hereby agrees to extend the ending of the period under Section 6.8(b)(ii) of the Note Purchase Agreement from June 29, 2025 to July 30, 2025, and to delay the commencement of the period under Section 6.8(b)(iii) of the Note Purchase Agreement from June 30, 2025 to July 31, 2025. The foregoing extension is a one-time waiver and is not a waiver of any other right, power, privilege, claim or remedy that the Purchaser would be entitled to exercise as a result of any and all events that may have occurred or that, with the passage of time and/or the giving of notice would constitute an Event of Default under the Note Documents and other defaults that may have occurred under one or more of the Note Documents or may occur from time to time after the date hereof. All of the rights, powers, privileges, claims and remedies of the Purchaser under the Note Documents and applicable law are hereby expressly reserved and neither any delay or omission by the Purchaser in the exercise of any right, power, privilege, claim or remedy shall impair any such right, power, privilege, claim or remedy, or shall be construed to be a waiver thereof or any acquiescence therein. The Note Purchase Agreement and the other Note Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective

2 terms. There is no continuing agreement to forbear, or assurance of any forbearance, by the Purchaser and failure of the Purchaser to undertake any enforcement of rights at this time shall not constitute a course of dealing. [Signatures on following page]

3 Sincerely, Capstone Distributor Support Services Corporation, as Purchaser By: Name: ____________________ Title: _____________________ and Goldman Sachs Specialty Lending Group, L.P., as Collateral Agent By: Name: ____________________ Title: _____________________ Matt Carter Authorized Signatory Matt Carter Authorized Signatory